Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Vertical Aerospace Ltd. of our report dated April 28, 2022 relating to the financial statements of Vertical Aerospace Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Bristol, United Kingdom
August 10, 2022